Cardinal Energy Group, Inc.

Consolidated Balance Sheets

	As Published		Pro-forma Amounts
	December 31, 2013	Adjustments	December 31, 2013

ASSETS
CURRENT ASSETS
Cash	$18,694	$-	$18,694
Deferred charges	-	-	-
Prepaid expenses	38,722	-	38,722
Accounts receivable - related party	4,633		4,633
Investments - marketable securities	23,835		23,835
Related-party receivables	-	-	-

Total Current Assets	85,884	-	85,884

PROPERTY AND EQUIPMENT, net	56,078		56,078

OIL AND GAS PROPERTIES (full cost method)
Unproved properties, net of accumulated depletion, depreciation, amortization, and impairment of $579,963 and $0, respectively	1,355,631	(645,745)	709,886

OTHER ASSETS
Deposits	49,202	(20,000)	29,202

TOTAL ASSETS	$1,546,795	$(665,745)	$881,050

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$234,011	$-	$234,011
Related party payables	4,599	-	4,599
Convertible notes, net of debt discount of $-0- and $-0-, respectively	418,306	-	418,306
Derivative liability	32,528	-	32,528

Total Current Liabilities	689,444	-	689,444

LONG-TERM LIABILITIES
Convertible notes, net of debt discount of $30,836 and $-0-, respectively	202,164	-	202,164
Notes payable	400,000	-	400,000
Asset retirement obligation	8,639	(8,639)	-

Total Long-Term Liabilities	610,803	(8,639)	602,164

TOTAL LIABILITIES	1,300,247	(8,639)	1,291,608

STOCKHOLDERS’ EQUITY
Common stock, 100,000,000 shares authorized at par value of $0.00001; 35,944,750 and 35,944,750 shares issued and outstanding, respectively	359		359
Additional paid-in capital	5,293,772	1,352,894	6,646,666
Stock subscription receivable	(3,500)		(3,500)
Treasury stock (3,000,000 shares)	0	(2,010,000)	(2,010,000)
Accumulated other comprehensive loss	(2,193,765)		(2,193,765)
Retained earnings (deficit)	(2,850,318)		(2,850,318)

TOTAL STOCKHOLDERS’ EQUITY	246,548	(657,106)	(410,558)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,546,795	$(665,745)	$881,050